Exhibit 15.2

To the Partners of Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended June 30, 2010 and the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-143930 and 333-158705 and Form S-4 No. 133-166139) of Icahn Enterprises L.P. of our report dated July 29, 2010 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation that are included in Federal-Mogul Corporation’s Form 10-Q for the quarter ended June 30, 2010.

/s/ Ernst and Young LLP

Detroit, Michigan
August 4, 2010